Exhibit 23.3

July 28, 2005

Chunghwa Telecom Co., Ltd.

21-3 Hsinyi Road, Section 1

Taipei, Taiwan

Republic of China

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of common shares, par value NT$10.00 per share (the “Common Shares”), of Chunghwa Telecom Co., Ltd., represented by American depositary shares, we have acted as your special Republic of China counsel.

We hereby consent to the references to us under the headings “Prospectus Summary — Resolutions Passed by the Legislative Yuan”, “Resolutions Passed by the Legislative Yuan” and “Validity of Securities” in the prospectus contained in the registration statement filed today (the “Registration Statement”) relating to the Common Shares, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Chang & Chang Law Offices

Chang & Chang Law Offices